Exhibit 23.3

SCHENCK & ASSOCIATES SC
Certified Public Accountants and Consultants


January 28, 1998
Green Bay Office

Stephen C. Duggan
Arthur Andersen LLP
133 Peachtree Street NE Suite 2500
Atlanta, GA  30303-1846

Dear Mr. Duggan:


As independent public accountants for J. J. Stangel Company, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 1997 included in Industrial Distribution Group, Inc.'s Registration Statement on Form S-1 dated September 23, 1997 and to all references to our firm included in or made a part of this Registration Statement.

This consent is specifically restricted to the September 30, 1996 audited financial statements of J. J. Stangel Company. If we can be of any further assistance, please feel free to contact us.


Sincerely,

/s/ William J. Meulbroek, CPS
William J. Meulbroek, CPA